Exhibit 99.1

December 7, 2007	CONFIDENTIAL
Park National Corporation reports an expected increase
in net loan charge-offs for fourth quarter 2007
NEWARK, Ohio — Park National Corporation (Park) (AMEX:PRK) announced today it expects to report approximately $12 million in net loan charge-offs for the fourth quarter of 2007. Park affiliate Vision Bank, which operates in the Florida panhandle and the eastern gulf coast of Alabama, accounts for approximately $7 million of the estimated net loan charge-offs. Park’s 12 Ohio-based banking subsidiaries and divisions account for approximately $5 million of the estimated net loan charge-offs. Approximately $9 million of the estimated total net loan charge-offs is attributable to commercial real estate and other commercial loans. The remaining $3 million of estimated net loan charge-offs pertain primarily to consumer installment loans.
Annualized net loan charge-offs for the nine months ended September 30, 2007 were 0.37 percent as a percentage of average loans, whereas annualized net loan charge-offs for the fourth quarter of 2007 will likely be 1.15 percent of average loans. For the first three quarters of 2007, net loan charge-offs totaled $10.9 million, $2.2 million from Vision Bank and $8.7 million from Park’s Ohio affiliates. Park’s allowance for loan and lease losses as a percentage of loans was 1.91 percent at September 30, 2007.
Park’s net income for the first three quarters of 2007 was $65.9 million, with a loan loss provision of $10.9 million for the same period. Park estimates a loan loss provision of approximately $12 million for the fourth quarter 2007.
According to Park Chairman C. Daniel DeLawder, the increase in the loan loss provision is a result of asset value deterioration in Vision Bank’s loan portfolio and specific credit problems (mostly due to general market conditions) in Ohio. “Our standard loan administration process worked effectively and alerted us to potential problems which we’ve taken immediate steps to address. These are common issues in our industry currently and we choose to be proactive and aggressive in our efforts to recognize potential losses,” he explained.
Park lenders are working diligently in Florida, Alabama, and Ohio to strengthen particular loan quality deficiencies. Park will continue to work actively with borrowers as challenges emerge.
“Many economic factors that impact asset valuation are outside our control, and we continue to learn from current economic circumstances. We have high confidence in our system for detecting problem loans. Early detection, coupled with our experienced lenders, will help us minimize ultimate loan losses in the future,” DeLawder said.
“We continue to possess a strong regulatory capital base, and we remain very committed to all the communities served by our banks,” he said.
About Vision Bank
Vision Bank consists of two banking divisions, headquartered in Panama City, Florida and Gulf Shores, Alabama, respectively. Vision Bank operates 18 banking offices along the Gulf Coast from Baldwin county, Ala. to Port St. Joe, Fla. With approximately 200 associates, it provides full-service community banking and specializes in commercial banking. Vision Bank’s net income from March 9, 2007 through September 30, 2007 was approximately $2.9 million. At September 30, 2007, Vision Bank had approximately $650 million in deposits and $617 million in loans.
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

About Park National Corporation
Headquartered in Newark, Ohio, Park holds approximately $6.511 billion in assets (based on asset totals as of September 30, 2007). Park and its subsidiaries consist of 14 community banking divisions, 12 of which are based in Ohio, 1 in Alabama and 1 in Florida, and 2 specialty finance companies. Park operates 154 offices through the following organizations: The Park National Bank, The Park National Bank of Southwest Ohio & Northern Kentucky Division, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Vision Bank of Panama City, Florida, Vision Bank Division of Gulf Shores, Alabama, Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), and Guardian Financial Services Company.
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Media contact: Bethany White, Communication Specialist, 740.349.3754
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risk and uncertainties that could cause actual results to differ materially include without limitation, deterioration in the asset value of Vision Bank’s loan portfolio may be worse than expected; Park’s ability to execute its business plan; general economic and financial market conditions, either national or in the states in which Park and its subsidiaries do business, are worse than expected; changes in interest rates; competitive pressures among financial institutions increase significantly; changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries; demand for loans in the respective market areas served by Park and its subsidiaries, and other risk factors relating to the banking industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in “Item 1A. Risk Factors” of Part II of Park’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com